UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Trimble Navigation Limited

(Name of Registrant as Specified In Its Charter)

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TRIMBLE NAVIGATION LIMITED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2010

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Trimble Navigation Limited (the “Company”) will be held at the Cubberley Community Center, located at 4000 Middlefield Road, Palo Alto, California, 94303, on Wednesday, May 19, 2010, at 6:00 p.m. local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the current fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only shareholders of record at the close of business on March 22, 2010, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote via the Internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy, in accordance with the detailed instructions on your proxy card. Any shareholder attending the meeting may vote in person even if such shareholder previously voted via the Internet, by telephone or by returning a proxy.

We have decided to use the U.S. Securities and Exchange Commission’s “notice and access” rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. This means most of our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. We believe that this process should expedite shareholders’ receipt of proxy materials, lower the costs of our Annual Meeting, and help reduce the environmental impact of our Annual Meeting.

On April 7, 2010, we mailed our shareholders (other than those who previously requested electronic or paper delivery) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials, including the notice of Annual Meeting, proxy statement and proxy card. If you received your Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.trimble.com/annuals.cfm.

For the Board of Directors,

ULF J. JOHANSSON
Chairman of the Board

Sunnyvale, California

April 7, 2010

TRIMBLE NAVIGATION LIMITED

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2010

The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Navigation Limited, a California corporation (the “Company”), for use at the Company’s annual meeting of shareholders (“Annual Meeting”), to be held at the Cubberley Community Center, located at 4000 Middlefield Road, Palo Alto, California, 94303, on Wednesday, May 19, 2010, at 6:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California, 94085. The telephone number at that address is (408) 481-8000.

A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California, 94085. Full copies of the Company’s annual report on Form 10-K for the 2009 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the Internet at the Company’s web site at http://investor.trimble.com/annuals.cfm.

Shareholders may obtain directions to attend the Annual Meeting by contacting the Cubberley Community Center by phone at 1-650-329-2418, or by visiting Google maps at www.google.com.

General directions to the Cubberley Community Center are as follows:

From San Francisco, take 101 South toward San Jose. Exit at San Antonio Road South. Turn right onto Middlefield Road, and then turn left at the first traffic light into the parking lot opposite Montrose.

From San Jose, take 101 North toward San Francisco. Exit San Antonio Road South. Turn right onto Middlefield Road, and then turn left at the first traffic light into the parking lot opposite Montrose.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. As a result, on or about April 7, 2010, we mailed our shareholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help minimize the environmental impact of the annual meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on March 22, 2010 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 121,017,211 shares of common stock, without par value (“Common Stock”).

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the Internet) or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters, and shareholders may cumulate such votes in the election of directors, as described below. An automated system administered by the Company’s agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Annual Meeting and the presence or absence of a quorum. The required quorum is a majority of the shares outstanding on the Record Date.

Voting via the Internet or by Telephone

Shareholders may vote by submitting proxies electronically either via the Internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the Internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a shareholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each shareholder.

In order to allow individual shareholders to vote their shares and to confirm that their instructions have been properly recorded, the Internet and telephone voting procedures have been designed to authenticate each shareholder’s identity. Shareholders voting via the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne solely by the individual shareholder.

Voting in Person

Registered Shareholders

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered shareholder with respect to those shares. A Notice for registered shareholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered shareholders have the right to vote in person at the meeting.

Beneficial Shareholders

If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial shareholder of those shares. A Notice for beneficial shareholders was forwarded to you together with voting instructions. In order to vote in person at the annual meeting, beneficial shareholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote in person at the Annual Meeting.

Solicitation of Proxies

The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow & Co. to solicit proxies, for which services the Company has agreed to pay approximately $5,500. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

Deadline for Receipt of Shareholder Proposals for 2011 Annual Meeting

Shareholders are entitled to present proposals for action at future shareholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.

Proposals of shareholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2011 Annual Meeting of Shareholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary—Shareholder Proposals, Trimble Navigation Limited at 935 Stewart Drive, Sunnyvale, California 94085) no later than December 8, 2010. Shareholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a shareholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.

If the Company is not notified at its principal executive offices of a shareholder proposal at least 45 days prior to the one year anniversary of the mailing of the Notice, which is February 21, 2011, then the proxy holders for the Company’s 2011 Annual Meeting of Shareholders will have the discretionary authority to vote against any such shareholder proposal if it is properly raised at such annual meeting, even though such shareholder proposal is not discussed in the Company’s proxy statement related to that shareholder meeting.

The proxy card attached or enclosed with this proxy statement, to be used in connection with the 2010 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting. The Company presently intends to use a similar form of proxy card for next year’s Annual Meeting of Shareholders.

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ITEM I

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the Annual Meeting. The Board of Directors of the Company has authorized the nomination at the Annual Meeting of the persons named below as candidates. All nominees currently serve on the Board of Directors. The Board of Directors waived the recommended retirement age for re-election as a Director with respect to Dr. Parkinson because of his unique qualifications, the value of his experience with the Company, and his ability to continue to serve the Company. Each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Stock Market (“Nasdaq”) Marketplace Rules. The biographical information set forth below for each nominee, explains the qualifications and experience of each director that make them suitable candidates for service on the Board of Directors.

The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Steven W. Berglund	58	President and Chief Executive Officer of the Company	1999
John B. Goodrich(1)(3)	68	Business Consultant	1981
William Hart(1)(2)	69	Venture Capital Investor and Business Consultant	1984
Merit E. Janow(3)	51	Professor, Columbia University	2008
Ulf J. Johansson(3)	64	Business Consultant	1999
Bradford W. Parkinson(2)(3)	75	Professor (Emeritus), Stanford University	1984
Mark S. Peek	52	Chief Financial Officer, VMware, Inc.	2010
Nickolas W. Vande Steeg(1)(2)	67	Venture Capital Investor and Business Consultant	2003

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee

Steven W. Berglund has served as president and chief executive officer of Trimble since March 1999. Prior to joining Trimble, Mr. Berglund was president of Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics, manufacturing and planning roles at Varian Associates, and began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. In December 2007, Mr. Berglund was elected to the board of directors of Verigy Ltd. a semiconductor test equipment manufacturer, and began service in January 2008.

John B. Goodrich has served as a director of the Company since January 1981. Since 2002, Mr. Goodrich has served as a business consultant. From 2004 to 2009, Mr. Goodrich also served as the chief executive officer of MaxSP Corporation, an information technology services company. Mr. Goodrich retired from the law firm of Wilson Sonsini Goodrich & Rosati, where he practiced corporate, federal tax, securities and intellectual property law from 1970 until 2002. Mr. Goodrich currently serves on the board of directors of Tessera Technologies, Inc., a developer of semiconductor packaging technology and the Fogarty Institute for Innovation. He is a founding member of a new company established to rebuild distressed companies. Mr. Goodrich also operates a large cattle ranch in Montana and has advised beef marketing companies in the Northwest. Mr. Goodrich has a variety of business and legal experience working with technology-based companies. Mr. Goodrich received a B.A. degree from Stanford University in 1963, a J.D. from the University of Southern California in 1966, and an L.L.M. in Taxation from New York University in 1970.

William Hart has served as a director of the Company since December 1984. Mr. Hart is an advisor to early-stage technology and financial services companies. Mr. Hart retired from Technology Partners, a Silicon Valley venture capital firm, in 2001. As the founder and managing partner of Technology Partners, he led the firm for 21 years. Mr. Hart was previously a senior officer and director of Cresap, McCormick and Paget, management consultants, and held positions in field marketing and manufacturing planning with IBM Corporation. Mr. Hart has served on the boards of directors of numerous public and privately held technology companies. In addition, Mr. Hart has served as the chief financial officer of a venture capital investment company, and as acting chief financial officer of several early-stage venture companies. Mr. Hart received a Bachelor of Management Engineering degree from Rensselaer Polytechnic Institute in 1965 and an M.B.A. from the Amos Tuck School of Business at Dartmouth College in 1967.

Merit E. Janow was appointed to the Board of Directors in 2008. Professor Janow has been a professor at Columbia University’s School of International and Public Affairs (SIPA) since 1994. Professor Janow teaches advanced courses in international trade, World Trade Organization (WTO) law, and comparative antitrust at Columbia Law School, and international economic policy at SIPA. Ms. Janow is also director of the program in International Finance & Economic Policy. Ms. Janow, has published numerous articles and several books on international trade and economic matters. Professor Janow served as one of seven members of the WTO’s Appellate Body from 2003-2007. In May 2005, Professor Janow was elected to the board of directors of the Nasdaq Stock Market, Inc. She now serves on the board of directors of the Nasdaq Exchange LLC. In 2006, she joined the board of Rockefeller & Co., an investment management firm. Since 2001, Professor Janow has served on the board of directors of the Capital Income Builder Fund and the World Growth and Income Fund of the American Funds family. For both funds, she serves on the audit and contracts committees. In 2007, she joined the board of two other funds of the American Funds family, the American Funds Insurance Series (AFIS) and the American Fund Target Date Retirement Fund (AFTD). Professor Janow holds a B.A. in Asian Studies from the University of Michigan and a J.D. from Columbia Law School.

Ulf J. Johansson was appointed chairman of the board in 2007, and has served as a director of the Company since December 1999. Dr. Johansson is a Swedish national with a distinguished career in communications technology. Dr. Johansson currently serves on the board of directors of Telefon AB LM Ericsson, a telecommunications company, and as chairman of Acando AB, a management and IT consultancy company. From 1990 to 2005, Dr. Johansson served as chairman of Europolitan Vodafone AB, a GSM mobile telephone operator in Sweden. From 1998 to 2005, Dr. Johansson served on the board of directors of Novo Nordisk A/S, a Danish pharmaceutical/life science company, and in 2005 he became chairman of its majority owners, the Novo Nordisk Foundation and Novo A/S. Dr. Johansson also currently serves on the boards of directors of several privately held companies. During 1998-2003 Dr. Johansson served as chairman of the University Board of Royal Institute of Technology in Stockholm and formerly also served as president and chief executive officer of Spectra-Physics AB, and executive vice president at Ericsson Radio Systems AB. Dr. Johansson received a Master of Science in Electrical Engineering, and a Doctor of Technology (Communication Theory) from the Royal Institute of Technology in Sweden.

Bradford W. Parkinson has served as a director of the Company since 1984. Currently, Dr. Parkinson is the Edward C. Wells Endowed Chair professor (emeritus) at Stanford University and has been a Professor of Aeronautics and Astronautics at Stanford University since 1984. He was the original program director (1972) and chief architect of the global positioning system (“GPS”). He personally led the advocacy, definition, development, launch, and test of GPS from 1972 to 1978. Dr. Parkinson assisted in the development of a number of applications for GPS technology, including the applications for the autosteering of tractors in the agriculture industry. Dr. Parkinson remains involved with providing guidance for the future development and direction of GPS in the United States. Dr. Parkinson has also directed the Gravity Probe-B spacecraft development project at Stanford University, sponsored by NASA, and has been program manager for several Federal Aviation Administration sponsored research projects on the use of Global Positioning Systems for navigation. While on a leave of absence from Stanford University, Dr. Parkinson served as the Company’s president and chief executive officer from August 1998 through March 1999, while the Company searched for a chief executive officer. From

1980 to 1984 he was group vice president and general manager for Intermetrics, Inc. where he directed five divisions. In 1979, Dr. Parkinson served as group vice president for Rockwell International directing business development and advanced engineering. In 2003, he was awarded the Draper Prize by the National Academy of Engineering (“NAE”) for the development of GPS. He is a member of the National Council of the NAE, and serves on a number of National advisory committees for the GPS System. In 2006, Dr. Parkinson was appointed to serve on the board of EMS Technologies, a wireless communications technology company. Dr. Parkinson received a B.S. degree from the U.S. Naval Academy in 1957, an M.S. degree in Aeronautics/Astronautics Engineering from Massachusetts Institute of Technology in 1961 and a Ph.D. in Astronautics Engineering from Stanford University in 1966.

Mark S. Peek was appointed to the Board of Directors on March 9, 2010. Since 2007, Mr. Peek has served as the chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.

Nickolas W. Vande Steeg was appointed vice chairman in 2007, and has served as a director of the Company since 2003. Mr. Vande Steeg served as president and chief operating officer of Parker Hannifin Corporation until March 2007, where he began his career in 1971. Mr. Vande Steeg currently serves on the boards of directors of Wabtec Corporation, a supplier of products and services to the rail transportation industry, and Azusa Pacific University. Mr. Vande Steeg began his career at Deere & Company serving as an industrial engineer and industrial relations manager from 1965 to 1970. Mr. Vande Steeg received his B.S. in Industrial Technology from the University of California, Long Beach in 1968 and an M.B.A. from Pepperdine University in Malibu, California in 1985.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder as of the Record Date, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder’s votes. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.

Unless otherwise directed, the proxy holders will vote the proxies received by them for the eight nominees named above. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed above as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR the election of the above-named persons to the Board of Directors of the Company.

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ITEM II

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors, to audit the financial statements of the Company for the current fiscal year ending December 31, 2010. Ernst & Young has been the Company’s independent auditor since 1986. The Company anticipates that a representative of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Fees Paid to Ernst & Young LLP

Audit Fees and Non-Audit Fees:

The following table presents fees billed by Ernst & Young for professional audit services rendered for the audit of the Company’s annual financial statements for the years ended January 2, 2009, and January 1, 2010, and fees billed by Ernst & Young for other services rendered during those periods.

Category	Year Ended January 2, 2009		Year Ended January 1, 2010
Audit Fees	$2,881,508		$2,481,857
Audit-Related Fees	$68,679	(1)	$129,642	(1)
Tax Fees
Tax Compliance	$576,975		$233,746
Tax Planning & Tax Advice	$606,260		$408,763
Total Tax Fees	$1,183,235		$642,509
All Other Fees	None		$96,130	(2)

(1)	Represents accounting consultation and advisory services performed by the Company’s auditors.
(2)	Represents research and advisory services for the Company’s Deferred Compensation Plan.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by Ernst & Young. The pre-approval policy requires that requests for services by the independent auditor be submitted to the Company’s chief financial officer (“CFO”) for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All permissible non-audit services performed by Ernst & Young were approved by the Audit Committee.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

Vote Required

Ratification of the appointment of Ernst & Young as the Company’s independent auditors for the current fiscal year ending December 31, 2010, will require the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting either in person or by proxy. In the event that such ratification by the shareholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection. Abstentions are counted as votes against the proposals, whereas broker non-votes are not counted for purposes of determining whether the proposal has been approved.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for the Company for the current fiscal year ending December 31, 2010.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held six meetings during the fiscal year ended January 1, 2010. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees, if any, upon which such director also served during the fiscal year ended January 1, 2010, except Mr. Peek, who was appointed to the Board of Directors on March 9, 2010. It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the members of the Board of Directors attended the 2009 Annual Meeting, except for Mr. Peek, who was appointed to the Board of Directors on March 9, 2010.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders. Shareholders of the Company may communicate with one or more of the Company’s directors (including any board committee or group of directors) by mail in care of Board of Directors, Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients.

Audit Committee

The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com.

The current members of the Audit Committee are directors Hart, Parkinson and Vande Steeg, and director Hart currently serves as the committee chairman. The Audit Committee held eight meetings during the 2009 fiscal year. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board’s attention.

All Audit Committee members are independent directors as defined by applicable Nasdaq Marketplace Rules and listing standards.

All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that director Hart is a “financial expert” as that term is defined in the rules promulgated by the SEC. In addition to serving as CEO and CFO of a venture capital firm, director Hart has reviewed and analyzed numerous companies’ financial statements in managing venture capital investment funds for more than 20 years. During his career, he has served on the board of directors of numerous public and privately held companies.

Compensation Committee

The Board of Directors has a standing Compensation Committee, comprised of directors Goodrich, Hart and Vande Steeg. Director Vande Steeg currently serves as the committee chairman. All Compensation Committee members are independent as defined by applicable Nasdaq Marketplace Rules and listing standards. The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com. The Compensation Committee held four meetings during the 2009 fiscal year. The purpose of the Compensation Committee is to review and make recommendations to the full Board of Directors with respect to all forms of compensation to be paid or provided to the Company’s executive officers. See “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Company has a standing Nominating and Corporate Governance Committee (the “Nominating & Governance Committee”). The functions of the Nominating & Governance Committee include the following:

•	identifying and recommending to the Board of Directors individuals qualified to serve as directors of the Company;

•	recommending to the Board of Directors, directors to serve on committees;

•	advising the Board of Directors with respect to matters of Board of Directors composition and procedures;

•	developing and periodically reviewing the corporate governance principles adopted by the Board of Directors; and

•	overseeing the evaluation of the Board of Directors and the Company’s management.

The Nominating & Governance Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com. The current members of the Nominating & Governance Committee are director Goodrich, who serves as the chairman, director Janow, director Johansson, and director Parkinson, each of whom is an independent director under the Nasdaq Marketplace Rules and listing standards. Director Goodrich serves as the Company’s secretary. However, director Goodrich is not, nor has he even been, an employee of the Company. The Nominating & Governance Committee held three meetings during the 2009 fiscal year.

The Nominating & Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and the recommendation must include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board of Directors.

The shareholder recommendation and information described above must be sent to the Committee Chairman in care of the Corporate Secretary at Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent proxy statement issued in connection with the Annual Meeting of Shareholders.

The Nominating & Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

In addition, the Nominating & Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company, in order to ensure that the Board of Directors has a diverse range of skills, industry knowledge and specialized experience.

The Nominating & Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating & Governance Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating & Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating & Governance Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating & Governance Committee as a potential candidate, the Nominating & Governance Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating & Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating & Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating & Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating & Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating & Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

In “Item 1—Election of Directors”, we provide an overview of each nominee’s principal occupation, business experience and other directorships, together with the key attributes, experience and skills viewed as particularly meaningful in providing value to the Board of Directors, the Company and our shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and recommends the general compensation practices of the Company, including the compensation plans and specific compensation levels for executive officers of the Company. The Compensation Committee believes that it is important to involve the full Board of Directors in the analysis of compensation for executive officers, and may consult with members of management and other members of the Board of Directors. They also engage in discussion of compensation matters during board meetings.

The Board of Directors may also engage outside consultants in connection with the review and analysis of the Company’s compensation for executive officers. In 2009, the Board of Directors engaged Compensia, Inc. as its outside consultant, (“Compensia”), to conduct a review of the Company’s compensation practices for its executive officers, and to review the Company’s compensation peer group, as described below. The terms of Compensia’s engagement included reporting directly to the Compensation Committee and to the Compensation Committee chairman. Compensia coordinated with the Company’s management for data collection and job matching for executive officers. Compensia, Inc. does not provide any other services to the Company.

Compensia provided benchmark data directly to the Compensation Committee as well as to members of the Company’s management team. The chief executive officer utilized the benchmark data provided by Compensia to assist in the determination of compensation recommendations for the named executive officers, excluding himself, to the Compensation Committee and the Board of Directors.

Compensation Objectives and Elements

The objectives of the Company’s compensation practices are to establish compensation that is competitive in the market, rewards performance, and maintains internal equity among similar positions. The Company’s practices are designed to reward individual and team performance, and attract and retain talented employees. Base salary, incentive cash bonuses, stock options and restricted stock awards currently comprise the major elements of the Company’s compensation programs for named executive officers.

The Company’s current practice is to combine a mixture of compensation elements into its compensation policies to balance short term goals with the long term results of the Company. The Company uses incentive cash bonus programs, which focus on yearly operating results, and equity grants such as stock options and restricted stock units, which have long term vesting cycles that derive value from increases in the Company’s share price over time.

The Company believes this mixture of compensation provides an appropriate balance between the goals of achieving yearly operating results, and avoiding excessive risk taking that could threaten long term increases in the price of its common stock. The Company has concluded that current compensation programs are not reasonably likely to have a material adverse effect on the Company.

In general, the Company reviews the compensation of all employees and executive officers of the Company, other than the chief executive officer, as part of the annual worldwide focal and equity reviews, exclusive of geographic sites where work collectives or unions govern this activity. The focal cash compensation review occurs generally in April; the equity reviews occur generally in April and October of each year. In light of economic conditions, the Company did not provide worldwide annual salary increases for its employees in the 2009 fiscal year, with the exception of a few locations.

The Compensation Committee believes that the compensation of the chief executive officer should be primarily influenced by the overall financial performance and total shareholder return of the Company. The Compensation Committee also believes that the compensation of the chief executive officer should be established within a range of compensation provided to similarly situated chief executive officers of the Company’s compensation peer group, as adjusted by the Compensation Committee’s consideration of the particular factors influencing the Company’s performance. A portion of the chief executive officer’s compensation package is established as base salary and the balance is variable and consists of an annual incentive cash bonus, stock option grants and/or restricted stock units.

The Compensation Committee follows the policies described above with respect to the overall compensation of executive officers, including named executive officers, of the Company. A portion of each named executive officer’s compensation package is established as base salary, and the balance is variable, consisting of an incentive cash bonus, stock option grants and/or restricted stock units.

The compensation peer group consists of technology companies that are similar to the company in terms of revenue, market capitalization, physical location, and the number of employees. In 2009, Compensia reviewed the Company’s compensation peer group. Based upon those recommendations, the Company adopted the compensation peer group described in the table below.

Altera Corporation	Linear Technology Corporation	Synopsys Inc
Atmel Corporation	McAfee, Inc	Varian Medical Systems
Cadence Design Systems, Inc	Netflix, Inc.	Verisign, Inc.
Cypress Semiconductor	Novellus Systems, Inc
Flir Systems	Sunpower
JDS Uniphase Corporation	Sybase

To set compensation for our executives, the Company utilizes information provided by Compensia. Compensia utilized publicly reported data for our compensation peer group, as well as executive compensation survey data prepared by Radford Data (“Radford”) for similarly sized businesses. Radford provides compensation market intelligence, and is widely used within the high technology industry. The Radford executive survey includes input from over 700 companies. A subset of the Radford high tech executive compensation data, based on companies with similar sized revenues, was used in order to analyze the compensation for our executives. The specific names of the companies in the subset are not available to us.

We used the Compensia data from our compensation peer group, which is comprised of technology companies that are similar to the Company in terms of revenue, market capitalization, physical location, and number of employees, as well as the Radford survey data, and recommendations from Compensia, to benchmark our total direct compensation package for our executives, including base salary, incentive cash bonus program and equity incentive compensation. The survey data supplements the peer group data and provides additional information for our named executive officers and other vice president positions for which there is less public comparable data available. The Company’s compensation philosophy is to target, at plan, our total direct compensation for our named executive officers generally at the 50th percentile of our compensation peer group and the Radford survey data.

Compensation Components

Base Salary

Base salary guidelines have been established and may be revised periodically based upon local market conditions, the economic climate and compensation surveys. Merit increases, if any, for all employees and executive officers, including named executive officers of the Company are based upon the following criteria: the individual employee’s performance for the year as judged against his/her job goals and responsibilities, the individual employee’s salary relating to such employee’s individual skill set and performance, as compared to other employees in the same or similar positions, the individual employee’s position in the salary grade, the employee’s salary relative to market data for the position and the Company’s fiscal budget, including any associated restrictions.

Executive Officers including the Named Executive Officers

Using the salary survey data supplied by Compensia, the Compensation Committee establishes base salaries for each executive within a range of salaries of the compensation peer group. In addition, the base salaries of executive officers, including the chief executive officer, may be adjusted by the Compensation Committee after consideration of factors such as the relative performance of the Company, the performance of the business unit or function for which the executive is responsible, and the individual’s past performance and future potential.

Chief Executive Officer

Within established ranges and guidelines, and taking into account the Company’s historical performance compared to peer companies, the Compensation Committee and Board of Directors also carefully considered the current risks and challenges facing the Company as well as the individual qualifications, skills and past performance of Mr. Berglund when determining his current compensation package. Based on these considerations, the Board of Directors approved an annual base salary of $618,000 for Mr. Berglund effective April 1, 2007.

In light of economic conditions, Mr. Berglund’s base salary was not increased in either the 2008 or the 2009 fiscal years. See also “Post-Employment Compensation and Potential Payments Upon Termination or Change-in-Control.”

Incentive Cash Bonus Program

The Company’s incentive cash bonus programs are designed to reward employees for their performance. Senior-level managers, executives, including named executive officers, of the Company and certain other individual employees participate, upon approval by the chief executive officer, or by the Board with respect to the chief executive officer, in the Company’s Annual Management Incentive Plan (“MIP”). The MIP is designed to motivate our executives and other participants to achieve business goals and provide financial incentives when the company and business areas meet or exceed the MIP goals and targets. At the time of the 2009 proxy filing, the 2010 MIP targets had not yet been approved by the Board of Directors.

The MIP provides for an incentive cash bonus, based upon an eligible percentage of each participant’s base salary within a range of target incentives. Payments earned under the 2009 MIP depended upon the Company’s achievement of certain levels of operating income and/or operating margin, with certain minimum thresholds based additionally on revenue and operating margin. Operating income, for the purposes of the MIP, is defined as non-GAAP operating income plus stock-based compensation expense. Operating margin, for the purposes of the 2009 MIP, is defined as non-GAAP operating income, plus stock-based compensation expense, divided by revenue.

Potential payouts for the named executive officers, including the chief executive officer, under the 2009 MIP ranged from zero to 200% of the target based upon achievement of operating margin and/or operating income goals of a combination of division and/or Company performance, as applicable, for such executives. The actual payouts to the named executive officers under the 2009 MIP ranged from 33%-60% of each participant’s target, as described in the tables below.

Quarterly payouts for named executive officers under the 2009 MIP were based on the achievement of the operating margin targets described in the table below; and an annual payout based on full-year performance against a combination of operating income and/or operating margin targets. Each named executive officer was eligible to receive 17.5% of his target payout each quarter and the remainder after the close of the respective fiscal year. All payments are made net of employment, income and other applicable tax withholding. Participants are required to remain continuously employed through a payment date to be entitled to a payout for the applicable period.

The target payouts for the named executive officers are recommended by the chief executive officer of the Company and approved by the Board of Directors. The target payout for the Company’s chief executive officer is 125% of his annual base salary, and was approved by the disinterested members of the Board of Directors.

To more closely align the named executive officer’s total target compensation with the Company’s peer group, in April 2009, the Board of Directors, on recommendation from the Compensation Committee, increased the annual incentive target opportunity under the MIP for the chief executive officer, from 100% to 125%, and approved an increase in the annual incentive target opportunity for the other named executive officers from 70% to 80%, effective as of April 1, 2009.

The first table below sets forth the 2009 MIP operating margin targets, and operating income targets for each of the named executive officers. The targets shown the table below for Mssrs. Bahri and Berglund were based on total Company results. The operating income targets and operating margin targets for Mssrs. Fosburgh, Harrington and Beyer correspond to the performance of such executives’ business areas. The dollar targets are shown in millions.

	Operating Margin Targets					Operating Income Targets
	Q1	Q2	Q3	Q4	2009	2009 (M$)	H209(2) (M$)
Steven Berglund	14.1%	15.4%	15.5%	15.9%	15.3%	200	n/a

Rajat Bahri	14.1%	15.4%	15.5%	15.9%	15.3%	200	n/a

Bryn Fosburgh(1)	22.1%	13.7%	n/a	n/a	15.7%	55	1

Mark Harrington(1)	16.5%	29.8%	n/a	n/a	27.2%	125	68

Richard Beyer	6.2%	7.0%	7.8%	12.2%	8.5%	13	n/a

(1)	Due to a reorganization, the plans and targets for Mr. Fosburgh and Mr. Harrington were modified to reflect a change in functional responsibilities. These modifications were effective starting with the second fiscal quarter of 2009.
(2)	Due to the economic climate in 2009, the plans for Mr. Fosburgh and Mr. Harrington were modified to be based 100% on revised second half 2009 operating income targets. These modifications were effective starting with Company’s third fiscal quarter of 2009.

The second chart below sets forth the quarterly operating margin results, operating income results, and target awards, to the named executive officers under the 2009 MIP, and also the actual awards for each of the named executive officers, based on actual operating income and/or operating margin results. The results and payouts shown in the table above for Mssrs. Bahri and Berglund were based on total Company results. The operating income results and operating margin results columns for Mssrs. Fosburgh, Harrington and Beyer correspond to the performance of such executives’ respective business areas. The award columns for Mssrs. Fosburgh, Harrington and Beyer were based 50% on total Company results and 50% based on each executive’s respective business areas.

	Operating Margin Results					Operating Income Results		Award
	Q1	Q2	Q3	Q4	2009	2009 (M$)	H209 (M$)	Target (K$)	Actual (K$)	% of Target
Steven Berglund	14.4%	16.5%	13.1%	10.2%	13.6%	153	n/a	734	243	33%

Rajat Bahri	14.4%	16.5%	13.1%	10.2%	13.6%	153	n/a	231	78	34%

Bryn Fosburgh	25.3%	4.6%	n/a	n/a	13.5%	41	2	199	111	56%

Mark Harrington	9.6%	31.1%	n/a	n/a	22.3%	89	45	231	60	26%

Richard Beyer	7.0%	7.5%	8.9%	11.9%	8.8%	12	n/a	204	122	60%

Equity

The Compensation Committee and the Board of Directors view equity awards such as stock options and restricted stock units as an important component of the Company’s long-term, performance-based compensation program. The value of a stock option or a restricted stock unit bears a direct relationship to the Company’s stock price, and therefore, these awards are an incentive for executives, managers and other employees to create value for shareholders. Equity awards also help the Company retain qualified employees in a competitive market. The Company does not require that its officers, directors or other employees acquire or maintain stock ownership as a condition of employment. All stock option grants and restricted stock units to the named executive officers are granted out of the Company’s Amended and Restated 2002 Stock Plan (“2002 Stock Plan”). The key features of the 2002 Stock Plan are described under the heading “Description of Plan-Based Awards.”

Stock Option Grants and Restricted Stock Unit Awards

The size of option grants and restricted stock unit awards, if any, to senior executive officers, including named executive officers, is determined by the Compensation Committee’s evaluation of each executive’s ability to influence the Company’s long-term growth and profitability, and to ensure the Company’s competiveness in the marketplace.

Currently, stock options and restricted stock unit awards are granted on a semi-annual, merit basis to a small percentage of employees, including the named executive officers, based on individual performance, future potential and importance to the organization’s success. Merit stock options are granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. The amounts of the stock option grants and restricted stock unit awards are intended, in part, to provide competitively sized grants and awards relative to our compensation peer group and Radford survey companies for similar roles and positions for each of the named executive officers.

In May 2009, and October 2009, the Board of Directors, on recommendation from the Compensation Committee, approved merit grants of stock options and restricted stock unit awards to key employees, including grants to the chief executive officer and the named executive officers. The total option grants to the named executive officers during the 2009 fiscal year, other than the chief executive officer, ranged in amounts from 53,000 to 85,000 shares. The exercise price for stock options granted to the named executive officers in May

2009 was $20.01; the exercise price for stock options granted in October 2009 was $21.68. The options granted to the named executive officers vest 40% after 2 years and ratably thereafter such that the options vest fully after five years. Upon any change in control, these options would become fully vested.

The restricted stock unit awards granted to the named executive officers, except for the chief executive officer, in 2009 range in amounts from 4,000 shares to 5,000 shares. These awards vest after three years. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the Grants of Plan Based Awards table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

The restricted stock units granted to the named executive officers may be subject to accelerated vesting upon the occurrence of certain events following a change in control of the Company. Specifically, any restricted stock units that are assumed by an acquiring company would fully vest if the named executive officer’s employment with the Company is terminated within one year after a change in control event.

The grants to the named executive officers are enumerated in the table entitled “Grants of Plan-Based Awards for the 2009 Fiscal Year.”

Stock Option Grants and Restricted Stock Unit Awards to the Chief Executive Officer

Based on the Board of Directors’ and the Compensation Committee’s evaluation of the chief executive officer, in May 2009, the Board of Directors approved an option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $20.01, and 20,000 restricted stock units. The stock option vests 40% after 2 years, and ratably thereafter such that the option vests fully after five years. The restricted stock unit award vests after three years. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the Grants of Plan Based Awards table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

In addition, in October 2009, the Board of Directors, upon recommendation from the Compensation Committee, approved an option for Mr. Berglund to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $21.68 per share. This option will vest 40% after two years and ratably each month thereafter such that the option fully vests after five years. Upon a change of control of the Company, all of the options granted to Mr. Berglund would become fully vested and exercisable. The restricted stock units granted to Mr. Berglund may be subject to accelerated vesting upon the occurrence of certain events following a change in control of the Company. Specifically, any restricted stock units that are assumed by an acquiring company would fully vest if Mr. Berglund’s employment with the Company is terminated within one year after a change in control event.

Timing of Option and Stock Grants and Determination of Exercise Price

The Board of Directors has a policy of granting stock options at regularly scheduled meetings to certain newly hired employees with employment start dates prior to the date of the meeting or shortly thereafter, and to selected individual employees based upon special circumstances, such as an increase in the employee’s responsibilities. The exercise price for such stock options is the closing stock price on the date of grant, or in the case of a new employee who has not started employment, the closing stock price on the employee’s start date.

In addition, the Board of Directors grants stock options, restricted stock units, or a combination of the foregoing, to key employees on a merit basis, twice per year. In 2009, the stock options and restricted stock units were granted in May and October. The exercise price for merit options was the closing price of the Company’s Common Stock on the date of grant. The Board of Directors may grant stock options, or restricted stock awards, while the directors are in possession of material, non-public information. Due to the fact that the Board of Director’s regular meetings are timed to coincide with the preparation of the Company’s quarterly financial results, option grants have and will occur shortly before an earnings release. The Compensation Committee or the Board of Directors may also grant options at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive.

Other Compensation and Benefits, including Perquisites and Retirement Benefits

The Company’s named executive officers are entitled to employee benefits generally available to all full time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health, welfare and paid time off benefits generally available to all U.S. employees. In addition, employees, including the named executive officers, are eligible to participate in the Company’s 401(k) retirement plan. Participants in the 401(k) may receive up to $2,500 per year in matching Company contributions. In structuring these benefits, the Company provides an aggregate level of benefits that are comparable to those provided by similar companies. In addition, in a letter of employment dated December 6, 2004, the Company agreed to pay certain expenses incurred in connection with Mr. Bahri’s relocation to California.

POST-EMPLOYMENT COMPENSATION

Deferred Compensation

The Company has adopted a nonqualified deferred compensation plan (“DCP”) in which certain employees, officers and members of the Board of Directors may participate. Participation in the DCP is voluntary and the Company has not made any contributions to the DCP, on behalf of named executive officers or directors, even though the Company has the ability to do so under the terms of the DCP. All of the Company’s executive officers are eligible to participate in the DCP. See “Nonqualified Deferred Compensation” and “Director Compensation Table” for more information regarding this plan.

Potential Payments Upon Termination or Change-in-Control

Change in Control and Severance Agreements with Named Executive Officers

The Company’s Board of Directors approved a standard form of change in control and severance agreement for executive officers in 2003, and modified this form in 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All of the named executive officers, including the chief executive officer, are parties to change in control and severance agreements with the Company.

The standard form of agreement provides that each of the executive’s then-unvested stock options will vest upon a change in control (as defined in the agreement). The standard agreement also provides that, if the executive’s employment is terminated other than by reason of a Nonqualifying Termination (as defined in the agreement) within the period commencing with the change in control and ending one year following the change in control, (i) the executive shall receive a severance payment equal to one year of base salary plus the higher of the executive’s target bonus for the fiscal year or the average the executive’s bonus for the three years preceding the termination (each calculated in accordance with the terms of the agreement), (ii) the Company shall continue to provide the executive with medical and other insurance for a period of one year following the date of termination of employment on the same basis as provided prior to termination, and (iii) the executive may exercise any then-outstanding stock options for a period of one year following the date of termination of employment, unless such options expire earlier.

In the event that the benefits payable under the change in control and severance agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

The Board of Directors evaluated a variety of factors that would constitute triggering events for executives and determined that those factors included in the form of change in control and severance agreement were appropriate.

Chief Executive Officer

In addition, Mr. Berglund is eligible to receive certain severance benefits pursuant to a letter of employment dated March 17, 1999. In the event of an involuntary termination, or upon his disability or any termination other than for cause, Mr. Berglund is eligible to receive 12 months severance pay at an amount equal to his base salary at the date of separation, plus one half of his annual bonus accrued to the date of separation.

An “Involuntary Termination” under the letter of employment means: (i) without Mr. Berglund’s consent, his assignment to any duties or the significant reduction of his duties, either of which is inconsistent with his position or title with the Company and responsibilities in effect immediately prior to such assignment, or his removal from such position and responsibility, or a reduction in his title; (ii) a greater than 10% reduction by the Company in Mr. Berglund’s base compensation as in effect immediately prior to such reduction; provided, however, that such reduction shall not apply if substantially all executive officers of the Company agree to a similar reduction in base compensation; or (iii) any purported termination of Mr. Berglund by the Company (other than a voluntary termination initiated by Mr. Berglund) which is not effected for disability or for cause.

Mr. Berglund would not receive severance benefits under the letter of employment if he: (i) is convicted of a felony; (ii) commits a willful act which constitutes gross misconduct and which is injurious to the Company and which is not cured within 30 days after written notice of such breach is given to Mr. Berglund by the Board of Directors; or (iii) continuously and repeatedly refuses to abide by the reasonable directions of the Board of Directors.

TAX AND ACCOUNTING TREATMENT

Section 162(m) of the Code generally limits the deductibility by the Company of compensation in excess of $1,000,000 paid to certain executive officers to the extent the compensation is not considered performance-based. The Compensation Committee and the Board of Directors believe that it is essential to reward and motivate executives based on the assessment of the individual’s performance, the current market conditions and the individual’s contribution to the success of the Company. The Compensation Committee and the Board of Directors also believe that preserving the Company’s future tax deductions under Section 162(m) is beneficial to the Company and its shareholders. However, the Compensation Committee and the Board of Directors reserve the right to award compensation to executive officers that may not be deductible under Section 162(m) where such compensation furthers overall compensation objectives and is in the best interest of the Company’s shareholders.

A portion of the compensation paid by the Company to Mr. Berglund for the 2009 fiscal year was not fully deductible for federal income tax purposes because such compensation did not satisfy the requirements of performance-based compensation under Section 162(m). To the extent that non-performance based compensation received by certain executive officers in a future year would exceed $1,000,000, the amount in excess of $1,000,000 would not be deductible by the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Company’s Board of Directors,

John B. Goodrich, Member	William Hart, Member	Nickolas W. Vande Steeg, Chairman
Compensation Committee	Compensation Committee	Compensation Committee

Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund	Merit E. Janow	Ulf J. Johansson	Bradford W. Parkinson	Mark S. Peek

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John B. Goodrich, William Hart and Nickolas Vande Steeg are the current members of the Company’s Compensation Committee, and were members of such committee during the 2009 fiscal year. Since 1998, Mr. Goodrich has served as the Company’s corporate secretary; however, he is not, and has never been an employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Director Compensation

All non-employee directors receive an annual cash retainer, payable on a quarterly basis, for the period starting July 1 and ending June 30 of each year. The annual cash retainer is equal to $158,000, reduced by the accounting expense recorded by the Company in accordance with FASB ASC Topic 718 valuation for the option granted to the director at the previous year’s Annual Meeting.

Non-employee directors also receive a fee of $2,000 for each board meeting attended in person and $500 for each board or committee meeting attended via telephone conference. Members of designated committees of the Board of Directors also receive $1,000 for each committee meeting that is not held within a day of a meeting of the full Board of Directors.

Non-employee directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company. In addition, directors are eligible to participate in the DCP.

The Board of Directors’ Compensation Policy provides for the grant of nonstatutory stock options to each non-employee director of the Company (the “Outside Directors”). Pursuant to the terms of the Compensation Policy, each Outside Director is granted an option to purchase 15,000 shares of Common Stock upon his or her initial appointment to the Board of Directors. Thereafter, each year, each Outside Director receives an additional option grant to purchase 15,000 shares, upon re-election at the Annual Meeting. All previously granted Outside Director options have an exercise price equal to the closing price of Common Stock on the date of grant, vest monthly over a period of three years, and have a ten-year term.

Director Compensation Table

The table below shows the compensation earned by each of the persons serving on the Board of Directors in the fiscal year ending January 1, 2010.

Director Compensation for the 2009 Fiscal Year(1)
Name	Fees Earned in Cash ($)(2)	Stock Option Grants ($)(3)(5)	All Other Compensation ($)(4)		Total ($)
John B. Goodrich	$85,400	$114,000	$—		$199,400
William Hart	$87,400	$114,000	$2,347		$203,747
Merit E. Janow	$85,400	$114,000	$24,000	(6)	$223,400
Ulf J. Johansson	$85,400	$114,000	$60,000	(7)	$259,400
Bradford W. Parkinson	$87,400	$114,000	$3,077		$204,477
Mark S. Peek	$—	$—	$—		$—
Nickolas W. Vande Steeg	$85,400	$114,000	$9,000		$208,400

(1)	Steven W. Berglund, the Company’s president & chief executive officer, receives no additional compensation for his service on the Board of Directors. Mr. Berglund’s compensation for service as president & chief executive officer is reported in the Summary Compensation Table and described in the Compensation Discussion and Analysis.
(2)	For each director, except for Mr. Peek, who was appointed to the Board of Directors on March 9, 2010, the fees shown in this column include a cash retainer, paid quarterly, plus fees for each meeting of the Board of Directors and also fees for meetings of the committees on which each director serves, provided that such committee meetings do not occur within one day as a regularly scheduled meeting of the Board of Directors.
(3)	Represents the aggregate grant date fair value of the stock options, calculated pursuant to FASB ASC Topic 718. Each Director in the table, except for Mr. Peek, who was appointed to the Board of Directors on March 9, 2010, was granted an option to purchase 15,000 shares of the Company’s common stock in connection with such director’s re-election at the 2009 Annual Meeting of Shareholders, in accordance with the Company’s Board of Directors Compensation Policy.
(4)	Represents reimbursable business expenses and travel allowances, as applicable, for each Director under the Company’s Board of Directors Compensation Policy.
(5)	As of January 1, 2010, the directors held options to purchase shares of the Company’s Common Stock as follows: Mr. Goodrich, 80,000 options; Mr. Hart, 95,000 options; Ms. Janow, 30,000 options; Mr. Johansson, 125,000 options; Mr. Parkinson, 65,000 options; Mr. Vande Steeg, 125,000 options.
(6)	In addition to the amount shown under footnote (3) above, represents the amount payable as travel allowance for director Janow under the Company’s Board of Directors Compensation Policy.
(7)	In addition to the amount shown under footnote (3) above, represents the amount payable as travel allowance for director Johansson under the Company’s Board of Directors Compensation Policy.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent auditor.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. Ernst & Young, the Company’s current independent auditor, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with Ernst & Young the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.

The Audit Committee has discussed with Ernst & Young those matters required to be discussed by Statement of Auditing Standards No. 61 (“Communication With Audit Committees”), as amended by Statement of Auditing Standards No. 90 (“Audit Committee Communications”). Ernst & Young has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with Ernst & Young its independence from management and the Company and has also determined that Ernst & Young’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of Ernst & Young with respect to the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2010.

Submitted by the Audit Committee of the Company’s Board of Directors,

William Hart, Chairman	Bradford W. Parkinson, Member	Nickolas W. Vande Steeg, Member
Audit Committee	Audit Committee	Audit Committee

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 22, 2010, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 121,017,211 shares of the Company’s Common Stock outstanding at March 22, 2010.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland, 21202(3)	9,052,256	7.48%
PRIMECAP Management Company 225 South Lake Avenue #400, Pasadena, CA 91101(1)	8,300,184	6.86%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071(2)	6,416,200	5.30%

(1)	The information is based upon Schedule 13G/A as filed with the SEC on February 11, 2010.
(2)	The information is based upon Schedule 13G as filed with the SEC on February 11, 2010 by Capital Research Global Investors. Capital Research Global Investors is deemed to be the beneficial owner of 6,416,200 shares of common stock believed to be outstanding as a result of Capital Research and Management Company (CRMC) acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(3)	The information is based upon Schedule 13G as filed with the SEC on February 11, 2010. These securities are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Management

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 22, 2010, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this Proxy Statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on 121,017,211 shares of the Company’s Common Stock outstanding at March 22, 2010.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Steven W. Berglund (2)	946,363	*
John B. Goodrich (3)	108,333	*
William Hart (4)	231,391	*
Merit E. Janow (5)	15,833	*
Ulf J. Johansson (6)	111,389	*
Bradford W. Parkinson (7)	58,941	*
Mark S. Peek (8)	—	*
Nickolas W. Vande Steeg (9)	132,289	*
Rajat Bahri (10)	365,800	*
Bryn Fosburgh (11)	178,805	*
Mark Harrington (12)	195,739	*
Richard Beyer (13)	52,657	*
All Directors and Executive Officers, as a group (16 persons) (2-13)	2,894,244	2.34%

*	Indicates less than 1%
(1)	The business address of each of the persons named in this table is: c/o Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085.
(2)	Includes 814,833 shares subject to options exercisable on or prior to May 21, 2010, and 131,530 shares held in trust.
(3)	Includes 66,389 shares subject to options exercisable on or prior to May 21, 2010.
(4)	Includes 81,389 shares subject to options exercisable on or prior to May 21, 2010, and 150,002 shares held in trust.
(5)	Includes 15,833 shares subject to options exercisable on or prior to May 21, 2010.
(6)	Includes 111,389 shares subject to options exercisable on or prior to May 21, 2010.
(7)	Includes 8 shares held by Dr. Parkinson’s spouse, 7,544 shares held in a charitable remainder trust and 51,389 shares subject to options exercisable on or prior to May 21, 2010.
(8)	Mr. Peek joined the Board of Directors on March 9, 2010.
(9)	Includes 111,389 shares subject to options exercisable on or prior to May 21, 2010.
(10)	Includes 365,800 shares subject to options exercisable on or prior to May 21, 2010.
(11)	Includes 165,080 shares subject to options exercisable on or prior to May 21, 2010.
(12)	Includes 194,085 shares subject to options exercisable on or prior to May 21, 2010.
(13)	Includes 52,317 shares subject to options exercisable on or prior to May 21, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended January 1, 2010 file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

On December 30, 2009, Steven W. Berglund made a gift of 8,000 shares of the Company’s stock to the Berglund Family Foundation. On February 25, 2010, this transaction was reported on a Form 5.

To the Company’s knowledge, except as described above, and based solely on its review of the copies of such forms received by the Company, all other Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with on a timely basis during the fiscal year ended January 1, 2010.

EXECUTIVE COMPENSATION

The following table sets forth the compensation, including incentive cash bonuses, earned during the Company’s fiscal years ending December 28, 2007, January 2, 2009, and January 1, 2010 respectively, by: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)		Total ($)
Steven W. Berglund President & Chief Executive Officer	2009	$618,000		$400,200	$2,394,000	$243,338	$—		$3,655,538
	2008	$629,885	(5)	—	$1,605,000	$185,400	$—		$2,420,285
	2007	$613,154		—	$719,000	$867,944	$—		$2,200,098
Rajat Bahri Chief Financial Officer	2009	$297,400		$100,050	$676,500	$78,078	$42,500	(6)	$1,194,528
	2008	$303,160	(5)	$—	$762,000	$62,462	$57,500		$1,185,122
	2007	$295,568		$—	$287,600	$268,683	$57,500		$909,351
Bryn Fosburgh Vice President	2009	$256,529		$100,050	$595,800	$111,030	$2,500		$1,065,909
	2008	$261,462	(5)	$—	$810,750	$137,077	$2,500		$1,211,789
	2007	$250,250		$—	$359,500	$159,205	$2,500		$771,455
Mark Harrington Vice President	2009	$297,400		$100,050	$595,800	$59,860	$4,854		$1,057,964
	2008	$303,160	(5)	$—	$762,000	$31,231	$2,500		$1,098,891
	2007	$294,602		$—	$359,500	$268,683	$2,500		$925,285
Richard Beyer Vice President	2009	$262,800		$80,040	$422,850	$122,351	$2,500		$890,541
	2008	$267,935	(5)	$—	$640,500	$27,602	$2,500		$938,537
	2007	$258,885		$—	$316,360	$118,193	$2,500		$695,938

(1)	The amounts shown in the columns for Salary and Non-Equity Incentive Plan Compensation include amounts earned in the applicable year but deferred at the election of the named executive officer pursuant to the DCP.
(2)	The amounts in these columns represent the grant date fair value of stock options and restricted stock unit awards, calculated pursuant to FASB ASC Topic 718, for the year in which the stock option or restricted stock unit award was granted.
(3)	Except as otherwise noted in footnote 6, the amounts in this column represent Company matching contributions under the Company’s 401(k) plan, unless otherwise noted, for the periods in which they accrued. All full-time employees are eligible to participate in the Company’s 401(k) plan.
(4)	The Company’s Board of Directors approved an annual base salary of $618,000 for Mr. Berglund, effective April 1, 2007.
(5)	The salary amounts for each named executive officer appear to increase from 2007 to 2008, and then decrease from 2008 to 2009. However, the base salaries for the named executives have remained constant since April 1, 2007. Even though the named executive officers did not receive increases to their base salaries in the 2008 fiscal year, the extra week in the fiscal year resulted in an extra week of pay. The extra week of pay is disclosed for each named executive officer in the table above. In 2009, the Company returned to its regular 52 week fiscal year, and as a result, the base salary amounts earned in 2009 appear lower than the amounts shown for the 2008 fiscal year.
(6)	The amount shown represents $2,500 of Company matching contributions under the Company’s 401(k) plan, and a $40,000 housing bonus to defray the cost of living expenses in an exceptional housing market, paid pursuant to Mr. Bahri’s letter of employment dated December 6, 2004.

Grants of Plan-Based Awards

The table below lists the stock option grants, and restricted stock unit awards, and estimated future MIP target payouts, for each of the named executive officers during the fiscal year ended January 1, 2010.

Grants Of Plan-Based Awards For The 2009 Fiscal Year(1)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)(4)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Steven Berglund	10/23/2009					200,000	$21.68	$1,614,000
	5/19/2009				20,000	100,000	$20.01	$1,180,200
		$0	$734,000	$1,468,000
Rajat Bahri	10/23/2009					50,000	$21.68	$403,500
	5/19/2009				5,000	35,000	$20.01	$373,050
		$0	$231,000	$462,000
Bryn Fosburgh	10/23/2009					40,000	$21.68	$322,800
	5/19/2009				5,000	35,000	$20.01	$373,050
		$0	$199,000	$398,000
Mark Harrington	10/23/2009					40,000	$21.68	$322,800
	5/19/2009				5,000	35,000	$20.01	$373,050
		$0	$231,000	$462,000
Richard Beyer	10/23/2009					35,000	$21.68	$282,450
	5/19/2009				4,000	18,000	$20.01	$220,440
		$0	$204,000	$408,000

(1)	The exercise price for each of the stock options granted to the named executive officers was equal to the closing price of the Company’s Common Stock on the date of grant.
(2)	Represents the aggregate grant date fair value for each of the stock options, and restricted stock units awards, calculated in accordance with FASB ASC Topic 718. All stock options and restricted stock units were granted under the Company’s 2002 Stock Plan.
(3)	On May 19, 2009, the Board of Directors increased Mr. Berglund’s target incentive payout from 100% of his base salary to 125% of his base salary, effective April 1, 2009. The increase was effective for the second fiscal quarter of 2009. The amount shown for Mr. Berglund’s target is a weighted-average, based on the mid-year increase in the target from 100% to 125% of his base salary.
(4)	On April 29, 2009, the Board of Directors increased the target incentive payout from 70% of base salary to 80% of the base salary for each of the named executives, effective April 1, 2009. The target amounts shown for the named executive officers are weighted averages based on the mid-year increase in the targets for each named executive officer.

Description of Plan-Based Awards

Equity grants to all employees, including the named executive officers, and the Board of Directors, are granted under the Company’s 2002 Stock Plan. All employees, officers, directors and consultants of the Company are eligible to participate in the 2002 Stock Plan.

The 2002 Stock Plan is administered by the Board of Directors. The Board of Directors, in its discretion, but subject to the terms of the 2002 Stock Plan, may determine which of the Company’s employees, directors and consultants to whom stock options, restricted stock units or other stock awards may be granted, the time or times at which such options or awards shall be granted, and the exercise or purchase price, number of shares and other terms and conditions subject to each such grant.

Options granted under the 2002 Stock Plan may be either incentive stock options or nonstatutory stock options. In addition, the 2002 Stock Plan also allows the granting of stock awards, performance-based awards, dividend equivalents, restricted stock units, or stock appreciation rights, either in connection with an option grant or as stand-alone awards.

The stock option grants shown in the Grants of Plan-Based Awards table vest 40% after two years, and then ratably each month thereafter until such options are fully vested after five years. The exercise price for each stock option was the closing price of the Company’s common stock on the date of grant. The stock options have a seven year term.

The restricted stock unit awards to the named executive officers vest after three years, subject to each named executive officer’s continued employment with the Company. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

Stock options and restricted stock units granted under the 2002 Stock Plan may be subject to accelerated vesting upon the occurrence of certain events following a change in control of the Company. Specifically, any restricted stock units that are assumed by the acquiring company would fully vest if the awardee’s employment with the Company is terminated within one year after a change in control event.

The foregoing summary does not purport to be a complete description of all the provisions of the 2002 Stock Plan, and is subject to and qualified in its entirety by reference to the complete text of the 2002 Stock Plan, a copy of which is filed as Exhibit 10.9 to the Company’s Annual Report on Form 10K, filed on February 26, 2010.

Equity Compensation Plan Information

The following table sets forth, as of January 1, 2010, the total number of securities outstanding under the Company’s stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans. For a complete description of the Company’s equity compensation plans, please see Note 14 the Company’s audited consolidated financial statements for the fiscal year ended January 1, 2010, included in the Company’s annual report on Form 10-K filed with the SEC on February 26, 2010.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,293,357	$18.64	7,683,688
Equity compensation plans not approved by security holders	—	—	—
Total	11,293,357	$18.64	7,683,688

Outstanding Equity Awards at Fiscal Year-End

The table below shows the stock options and stock awards outstanding for each of the named executive officers as of the fiscal year ended January 1, 2010.

Outstanding Equity Awards for the 2009 Fiscal Year
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Steven Berglund	75,000	0	5.68	10/17/2011		20,000	$513,000
	90,000	0	4.66	12/4/2012
	300,000	0	8.50	7/16/2013
	130,000	0	16.23	12/17/2014
	80,000	20,000	16.99	12/20/2015
	114,000	66,000	23.44	12/20/2013	(4)
	21,667	28,333	40.59	10/20/2014	(4)
	0	40,000	28.00	4/21/2015	(4)
	0	150,000	19.96	10/20/2015	(4)
	0	100,000	20.01	5/19/2016	(4)
	0	200,000	21.68	10/23/2016	(4)
Rajat Bahri	196,667	3,333	15.66	1/17/2015		5,000	$128,250
	28,800	7,200	16.99	12/20/2015
	78,333	21,667	18.23	1/19/2016
	25,333	14,667	23.44	10/20/2013	(4)
	8,667	11,333	40.59	10/20/2014	(4)
	0	20,000	28.00	4/21/2015	(4)
	0	70,000	19.96	10/20/2015	(4)
	0	35,000	20.01	5/19/2016	(4)
	0	50,000	21.68	10/23/2016	(4)
Bryn Fosburgh	500	0	5.11	6/21/2012		5,000	$128,250
	1,500	0	4.26	7/23/2012
	18,748	0	8.50	7/16/2013
	40,000	0	14.53	10/22/2014
	26,666	10,000	16.99	12/20/2015
	44,333	25,667	23.44	10/20/2013	(4)
	10,833	14,167	40.59	10/20/2014	(4)
	0	25,000	28.00	4/21/2015	(4)
	0	70,000	19.96	10/20/2015	(4)
	0	35,000	20.01	5/19/2016	(4)
	0	40,000	21.68	10/23/2016	(4)
Mark Harrington	100,000	0	16.23	12/17/2014		5,000	$128,250
	40,000	10,000	16.99	12/20/2015
	25,333	14,667	23.44	10/20/2013	(4)
	10,833	14,167	40.59	10/20/2014	(4)
	0	20,000	28.00	4/21/2015	(4)
	0	70,000	19.96	10/20/2015	(4)
	0	35,000	20.01	5/19/2016	(4)
	0	40,000	21.68	10/23/2016	(4)
Richard Beyer	1,200	7,200	16.99	12/20/2015		4,000	$102,600
	27,233	15,767	23.44	10/20/2013	(4)
	9,533	12,467	40.59	10/20/2014	(4)
	0	20,000	28.00	4/21/2015	(4)
	0	55,000	19.96	10/20/2015	(4)
	0	18,000	20.01	5/19/2016	(4)
	0	35,000	21.68	10/23/2016	(4)

(1)

Unless otherwise noted, all stock options vest 20% on the first anniversary of the date of the grant and 1/60th each month thereafter such that the stock options fully vest five years from the date of grant. These options have a term of ten years.

(2)	The restricted stock units shown in this column vest after three years, subject to each named executive officer’s continued employment with the Company. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(3)	The market value of the unvested portion of the restricted stock units for each named executive officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on January 4, 2010, which was $25.65.
(4)

These stock options vest 40% on the second anniversary of the date of the grant and 1/60th each month thereafter such that the stock options fully vest five years from the date of grant. These stock options have a term of seven years.

Option Exercises and Stock Vested

The table below shows the aggregate number of shares subject to stock options that were exercised by each of the named executive officers and the aggregate number of shares acquired through vesting of restricted stock awards, during the fiscal year ended January 1, 2010.

Option Exercises And Stock Vested In The 2009 Fiscal Year
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Steven Berglund	2,500	$30,147	8,000	$157,040
Rajat Bahri	—	$—	—	$—
Bryn Fosburgh	—	$—	—	$—
Mark Harrington	35,392	$449,101	—	$—
Richard Beyer	24,725	$207,670	—	$—

(1)	The dollar amounts shown are determined by multiplying (x) the difference between the closing price of our common stock on the NASDAQ on the exercise date and the option exercise price by (y) the number of shares exercised.
(2)	The dollar amounts shown are determined by multiplying (x) the number of shares that vested by (y) the closing price of our common stock on the NASDAQ on the vesting date.

Nonqualified Deferred Compensation

The table below shows contributions to the DCP by each of the named executive officers during the fiscal year ended January 1, 2010. Executive officers and directors of the Company are eligible to participate in the DCP and may elect to defer a portion of their salary, bonus or director fees. The Company has not made any contributions to the DCP, even though the Company has the ability to do so under the terms of the DCP.

A participant in the DCP may defer a maximum of 90% of the participant’s base salary and 100% of the participant’s bonus, or director’s fees. Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.

In 2009, the Company determined that it had received erroneous advice from a third party plan administrator regarding certain Internal Revenue Service rules implementing Section 409A of the Code (“Section 409A”) as applied to the Company’s DCP. As a result, the Company misapplied the contribution elections of certain participating executives during 2006 and 2007, resulting in inadvertent violations of the requirements of Section 409A.

At the end of 2009, the Company implemented a corrections program for affected non-insider executives in accordance with guidance issued under Section 409A. However, affected executives who were Section 16 officers at the time of the violations were not eligible to participate in the corrections program and are therefore required to file amended income tax returns for the years in question and to recognize accelerated personal income taxes and pay additional income tax and interest under Section 409A and analogous state provisions on their DCP account balances as of the end of those years.

The affected named executive officers are Rajat Bahri, Mark Harrington and Richard Beyer. Because the affected executives are required to pay these taxes and interest as a result of the Company’s errors in administering the DCP, on January 28, 2010, the Board of Directors of the Company authorized the reimbursement of the taxes and interest payable by these executives, and an additional “gross-up” amount to make these executives whole for the taxes on such reimbursement amount. The Company estimates that the total cost of these reimbursement and tax gross-up payments will be approximately $1,300,000. See also “Compensation Discussion and Analysis—Post-Employment Compensation.”

Nonqualified Deferred Compensation Plan for the 2009 Fiscal Year
Name	Executive Contributions in the 2009 fiscal year ($)(1)	Aggregated Earnings (Losses) in the 2009 fiscal year ($)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at January 1, 2010 ($)(2)
Steven Berglund	$0	$0	$0	$0
Rajat Bahri	$0	$123,003	$0	$410,495
Bryn Fosburgh	$0	$0	$0	$0
Mark Harrington	$0	$50,042	$0	$332,049
Richard Beyer	$0	$20,574	$0	$81,909

(1)	The amount of each named executive officer’s contribution, if any, to the DCP is included in the “salary” column of the Summary Compensation Table for each respective officer for the fiscal year in which such compensation was earned.
(2)	The amount shown in this column include contributions and earnings for prior fiscal years, as follows: Mr. Bahri, $287,492; Mr. Harrington, $282,007; and Mr. Beyer, $61,335. Each named executive officer’s contributions for prior fiscal years are reported in the “salary” column of the Summary Compensation Table for the year in which such compensation was earned.

Potential Payments Upon a Change-in-Control

The table below sets forth the estimated benefits that each respective named executive officer would receive under his form of change in control severance agreement. The calculation of the estimated payments described in the table is based upon the assumption that a change in control event occurred on January 1, 2010, and that each named executive officer’s employment terminated upon or immediate following such event.

All unvested stock options for the named executive officers listed below will immediately vest upon the occurrence of a change in control event, as that term is defined in each named executive officer’s change in control and severance agreement. The amounts shown below reflect the aggregate number shares underlying each executive’s unvested stock options that would have vested if a change in control event had occurred on January 1, 2010. In addition, under the terms of the Company’s 2002 Stock Plan, if the the unvested restricted stock units for the named executive officers were assumed by an acquiring company, and the named executive officers were terminated following a change in control, the restricted stock units would immediately vest.

However, certain stock options granted to the named executive officers have an exercise price that exceeds the closing price of the Company’s Common Stock on January 4, 2010. As a result, the vesting of such stock options would not result in any benefit to the named executive officers. Therefore, the aggregate market value in the table includes only the benefit each named executive officer would receive from the accelerated vesting of his in-the-money stock options.

Potential Payments upon a Change-in-Control
Name	Salary	Bonus Accrued but Unpaid as of Fiscal Year End(1)	Target Bonus(2)	Accrued Vacation	Health Benefits	Accelerated Vesting of Options and Restricted Stock Units (# of Shares)	Aggregate Market Value of Accelerated in-the- Money Options as of January 1, 2010 ($)	Aggregate Market Value of Accelerated Restricted Stock Units as of January 1, 2010(3)	Total
Steven Berglund	$618,000		$772,000	$122,223	$22,241	624,333	$2,530,374	$513,000	$4,578,338
Rajat Bahri	$297,440		$237,920	$10,477	$22,241	238,200	$1,082,868	$128,250	$1,779,156
Bryn Fosburgh	$256,529	$61,648	$205,223	$35,519	$22,241	224,834	$897,741	$128,250	$1,607,151
Mark Harrington	$297,440		$237,920	$36,739	$14,409	208,834	$873,445	$128,250	$1,588,163
Richard Beyer	$262,880	$34,943	$210,304	$9,261	$14,409	167,434	$650,561	$102,600	$1,284,958

(1)	The incentive bonus amount represents the amount of bonus accrued under the MIP for Mr. Fosburgh and Mr. Beyer as of January 1, 2010.
(2)	Under the Company’s change in control and severance agreement, each named executive officer is entitled to receive the higher of the target bonus or the prior 3-year average of the bonuses earned by the executive. For each of the named executive officers, the amount show is equal to the target bonus for the 2009 fiscal year. The target bonus amount in the table for Mr. Berglund is 125% of his base salary and the target bonuses for Mssrs. Bahri, Fosburgh, Harrington and Beyer are 80% of each executive’s base salary.
(3)	The aggregate market value of the unvested portion of the restricted stock units for each named executive officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on January 4, 2010, which was $25.65.

Estimated Severance Payments to Mr. Berglund

The table below sets forth the estimated severance payments to Mr. Berglund upon an involuntary termination, disability or a termination other than for cause under the letter of employment dated March 17, 1999. The amounts shown assume that an involuntary termination event occurred on January 1, 2010. Upon termination of Mr. Berglund’s employment on or following the occurrence of a change in control event, Mr. Berglund would be entitled to the severance amount set forth below in addition to the amount described in the table above.

Base Salary	Bonus	Total
$ 618,000	$ 0	$ 618,000

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.

In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available in the “Investors” section of the Company’s website at www.investor.trimble.com under the heading “Corporate Governance — Governance Documents.” Pursuant to the Policy all employees must disclose to the Company’s compliance officer all actual or apparent conflicts of interests and the Company’s senior officers (which is defined in the Policy as the Company’s chief executive officer, chief financial officer, corporate controller and any other person performing similar functions) must obtain prior written approval from the compliance officer or the chairman of the Audit Committee for any apparent conflicts of interest. The Company’s compliance officer is the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.

In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and

•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.

ADDITIONAL INFORMATION

From 1998 to 2002, Mr. Harrington served as chief financial officer of Cielo Communicatons, Inc., a venture capital funded fiber optics company. As a result of the economic circumstances in 2001 and 2002, the investors decided to no longer fund the continuing operations of the company and appointed a receiver for the assets of the company to satisfy claims of creditors. The receiver sold the assets to a competitor and Cielo Communications ceased operations. In light of the events, the Company does not believe that the circumstances surrounding the liquidation of Cielo Communications reflect on Mr. Harrington’s integrity or continuing ability to serve the Company.

HOUSEHOLDING

As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Shareholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.

OTHER MATTERS

The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the Internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.

For the Board of Directors

ULF J. JOHANSSON
Chairman of the Board

Dated: April 7, 2010

Form of Proxy

PROXY	TRIMBLE NAVIGATION LIMITED	PROXY

PROXY FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of TRIMBLE NAVIGATION LIMITED, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 7, 2010, and hereby appoints Steven W. Berglund, and Rajat Bahri and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Shareholders of TRIMBLE NAVIGATION LIMITED, to be held on Wednesday, May 19, 2010, at 6:00 p.m. local time, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY FOR THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 2010, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY ADJOURNMENT(S) THEREOF.

(Continued, and to be signed on the other side)

[Company logo appears here]

Trimble Navigation Limited

935 Stewart Drive

Sunnyvale, CA 94085

YOUR VOTE IS IMPORTANT – YOU CAN VOTE IN ONE OF THREE WAYS:

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date of meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Trimble Navigation Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the date before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Trimble Navigation Limited, c/o Broadridge Investor Communications, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: If you vote by Internet or telephone, there is NO NEED TO MAIL BACK your Proxy Card.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

Trimble Navigation Limited

Vote on Directors

1. Elections of Directors to serve for the ensuing year and until their successors are elected.

Nominees:

01 Steven W. Berglund, 02 John B. Goodrich, 03 William Hart, 04 Merit E. Janow, 05 Ulf J. Johansson, 06 Bradford W. Parkinson, 07 Mark S. Peek and 08 Nickolas W. Vande Steeg

	FOR ALL [ ]	WITHHOLD ALL [ ]	FOR ALL EXCEPT [ ]	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the current fiscal year ending December 31, 2010.	FOR	AGAINST	ABSTAIN
	[ ]	[ ]	[ ]

3. To transact such other business as may properly come before the meeting or any adjournment thereof.	FOR	AGAINST	ABSTAIN
	[ ]	[ ]	[ ]

(This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. If signing for estates, trusts, corporations, or partnerships, title or capacity should be stated. If shares are held jointly each holder should sign.)

Signature	Date

Signature (joint owners)	Date